UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 5, 2019

Pfenex Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36540	27-1356759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10790 Roselle Street

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 352-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PFNX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02     Results of Operations and Financial Condition.

On August 8, 2019, Pfenex Inc. (the “Company”) issued a press release reporting its financial results for the quarter ended June 30, 2019. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in this Current Report under Item 2.02 and the exhibit attached hereto as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

On August 5, 2019, Sigurdur Olafsson resigned from the Board of Directors (the “Board”) of the Company effective immediately. Mr. Olafsson’s resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. The Board would like to thank Mr. Olafsson for his dedicated service to Pfenex.

(d) Election of Director

On August 7, 2019, the Board appointed Lorianne Masuoka, M.D., to our Board. Dr. Masuoka will serve as a Class I director, with a term expiring at the annual meeting of stockholders to be held in 2021. In addition, Dr. Masuoka was appointed to serve as a member of our compensation committee.

Lorianne Masuoka, M.D., age 57, has served as Chief Medical Officer of Marinus Pharmaceuticals, Inc., a pharmaceutical company, since 2017. Dr. Masuoka has also served as a Clinical Development Consultant of Masuoka Consulting, a consulting firm, since 2011. From 2015 to 2017, she served as Chief Medical Officer of InVivo Therapeutics Holding Corp., a therapeutics company. From 2013 to 2015, Dr. Masuoka served as Chief Medical Officer at Cubist Pharmaceuticals (now Merck), a pharmaceutical company. Dr. Masuoka served in various roles at Nektar Therapeutics, a biopharmaceutical company, including Senior Vice President, Chief Medical Officer from 2009 to 2011, Vice President, Chief Medical Officer during 2009, and Vice President, Clinical Development from 2008 to 2009. Prior to Nektar Therapeutics, Dr. Masuoka served as Vice President, Clinical Development of Five Prime Therapeutics, Inc., a biotechnology company, from 2003 to 2008. From 2000 to 2003, Dr. Masuoka served as Director, Oncology of Chiron Corporation, a biotechnology company, and from 1994 to 2000, she served as Sr. Associate Director, Clinical Development at Berlex Laboratories/Schering AG, a laboratory company. Dr. Masuoka holds a Bachelor of Science degree from UC Davis University, and a Doctor of Medicine from UC Davis University.

In connection with her election to our Board on August 7, 2019, and in accordance with our Outside Director Compensation Policy, which is described in more detail under the heading “Compensation for Non-Employee Directors” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 4, 2019 and incorporated herein by reference, Dr. Masuoka will receive a base annual retainer of $40,000 and $5,000 per year additionally for her service on our compensation committee, payable quarterly in arrears on a pro-rata basis. In addition, in accordance with our Outside Director Compensation Policy, we granted Dr. Masuoka an option to purchase 25,000 shares of common stock which shall vest on the date of the next annual meeting of stockholders, assuming her continuing service as a service provider on such date. Beginning with our annual meeting of stockholders in 2020, Dr. Masuoka will be eligible for equity award grants on the same terms as other continuing members of the Board. Currently, our Outside Director Compensation Policy provides that on the date of each annual meeting of our stockholders, each outside director who has been a director for six months or more on the date of the annual meeting, will automatically be granted an option to purchase 18,000 shares of common stock. Each annual option award will vest fully on the date of the next annual meeting of stockholders held after the date of grant, provided that such outside director continues to serve as a service provider through the applicable vesting date. We will also reimburse Dr. Masuoka for all reasonable expenses in connection with her services to us.

Dr. Masuoka also executed our standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-196539) filed with the Securities and Exchange Commission on June 5, 2014 and is incorporated herein in its entirety by reference.

There is no arrangement or understanding between Dr. Masuoka and any other persons pursuant to which Dr. Masuoka was elected as a director. In addition, Dr. Masuoka is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On August 8, 2019, the Company issued a press release announcing Dr. Masuoka’s appointment as a director. The press release is attached hereto as Exhibit 99.2 and incorporated herein in its entirety by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated August 8, 2019.

99.2	Press Release dated August 8, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PFENEX INC.

Date: August 8, 2019	By:	/s/ Susan A. Knudson
Susan A. Knudson Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)